Exhibit 99
TI reports financial results for 4Q11 and 2011

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (Jan. 23, 2012) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced fourth-quarter revenue of $3.42 billion, net income of $298 million and earnings per share of 25 cents.  EPS includes 16 cents in charges associated with the company’s acquisition of National Semiconductor and 7 cents in charges associated with the closure of two older manufacturing facilities (details below).

“Revenue in the fourth quarter was higher than expected across all our major product lines, reinforcing our belief that we’re at the bottom of this downturn.  I’m pleased to say that despite the downturn and the lower factory utilization that came with it, cash flow from operations was strong and well above levels as compared with similar points in prior downturns.  Our strategic focus on our core businesses and efficient investment in capacity are key to our strong generation of cash,” said Rich Templeton, chairman, president and chief executive officer.  “As we move into 2012, we enter the final phase of our planned exit from the baseband market, and thus further tighten our focus on Analog, Embedded Processing and Wireless.”

In addition to financial results, TI also announced plans to close two older semiconductor manufacturing facilities in Hiji, Japan, and Houston, Texas, over the course of the next 18 months.  Production from these sites will be moved to other more advanced TI facilities.  Combined, these factories supported about 4 percent of TI’s revenue in 2011, and each employs about 500 people.  The total charge for these closures is estimated at about $215 million, of which $112 million was incurred in the fourth quarter and the remainder will occur over the next seven quarters.  Annual savings will be about $100 million once the transition is complete.  “These sites have made strong, high-quality contributions over the 30-plus years each has operated,” said Templeton.  “They demonstrate the tremendous cash flow potential associated with analog products, where factory lives are literally measured in decades.  However, we’re now at the point where each of these sites requires significant upgrades, and it makes financial sense to shift production to larger, more advanced facilities.”

4Q11 financial summary

Amounts are in millions of dollars, except per-share amounts.

	4Q11	4Q10	vs. 4Q10	3Q11	vs. 3Q11
Revenue	$3,420	$3,525	-3%	$3,466	-1%
Operating profit	$365	$1,230	-70%	$814	-55%
Net income	$298	$942	-68%	$601	-50%
Earnings per share	$.25	$.78	-68%	$.51	-51%
Cash flow from operations	$970	$1,230	-21%	$1,140	-15%

TI closed its acquisition of National Semiconductor on September 23, 2011, and from that date began to consolidate the results of the acquired operations into TI’s Analog segment under the name Silicon Valley Analog.  Total acquisition-related charges in the fourth quarter are $256 million.  As required by the acquisition method of accounting for business combinations, these charges include $103 million in cost of revenue attributable primarily to the fair value write-up of acquired inventory.  The remainder, $153 million, includes amortization of intangibles, retention bonuses and restructuring costs.

Results also include $112 million of restructuring charges associated with the planned facility closings announced today.

In addition to the impact from acquisition-related charges, TI’s fourth-quarter 2011 gross profit was negatively impacted by costs associated with low levels of factory utilization in the quarter, as well as charges for Wireless baseband inventory.

Operating profit declined from a year ago primarily due to acquisition-related charges, lower gross profit and restructuring charges in the fourth quarter of 2011, as well as a gain on the sale of a product line in the year-ago quarter.  Compared with the prior quarter, operating profit was lower primarily due to higher total acquisition-related charges and restructuring charges, as well as lower gross profit.

TI’s annual effective tax rate declined to 24 percent from the previously estimated 25 percent.  Results include a cumulative adjustment for this rate change, as well as a net discrete tax benefit of $11 million.

4Q11 segment results

	4Q11	4Q10	vs. 4Q10	3Q11	vs. 3Q11
Analog:
Revenue	$1,695	$1,518	12%	$1,557	9%
Operating profit	$414	$486	-15%	$414	0%
Embedded Processing:
Revenue	$442	$538	-18%	$539	-18%
Operating profit	$12	$143	-92%	$113	-89%
Wireless:
Revenue	$722	$767	-6%	$580	24%
Operating profit	$112	$180	-38%	$78	44%
Other:*
Revenue	$561	$702	-20%	$790	-29%
Operating profit	$(173)	$421	-141%	$209	-183%

*  Includes total acquisition-related charges of $256 million and restructuring charges of $112 million in the fourth quarter of 2011, total acquisition-related charges of $154 million in the third quarter of 2011 and a gain on the sale of a product line of $144 million in the fourth quarter of 2010.

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)
•
Compared with the year-ago quarter, revenue increased due to the inclusion of Silicon Valley Analog revenue.  High Volume Analog & Logic and Power Management were about even, while revenue from High Performance Analog declined.

•
Compared with the prior quarter, revenue increased due to the inclusion of Silicon Valley Analog revenue for all of the fourth quarter compared with only a few days in the third quarter.  Revenue from High Performance Analog, Power Management and High Volume Analog & Logic declined.

•
Operating profit decreased from the year-ago quarter due to higher operating expenses and was even with the prior quarter.  Operating expenses were higher in both comparisons due to the inclusion of a full quarter of Silicon Valley Analog results.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets as well as application-specific products that are used in communications infrastructure and automotive electronics)
•
Compared with the year-ago and prior quarters, the decline in revenue was primarily due to lower revenue from products sold into communications infrastructure applications, as well as lower revenue from catalog products.  Revenue from products sold into automotive applications increased from the year-ago quarter and was about even with the prior quarter.

•	Operating profit declined from the year-ago and prior quarters primarily due to lower gross profit.

Wireless:  (includes OMAP™ applications processors, connectivity products and baseband products)
•
Compared with the year-ago quarter, revenue declined primarily due to baseband products.  Revenue from connectivity products also declined to a much lesser extent.  Revenue from OMAP applications processors doubled over this period.

•	Compared with the prior quarter, revenue increased primarily due to OMAP applications processors. Baseband and connectivity product revenue increased to a lesser extent.
•
Operating profit decreased from the year-ago quarter due to lower gross profit.  Operating profit increased from the prior quarter due to higher gross profit.  Gross profit in the quarter was negatively impacted by charges for baseband inventory.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties as well as products sold under transitional supply agreements associated with recently acquired factories)
•	Compared with the year-ago quarter, revenue was down due to declines across all areas.
•	Compared with the prior quarter, revenue was down primarily due to the seasonal decline in calculator revenue and lower DLP revenue, as well as lower custom ASIC revenue.
•
Operating profit decreased from the year-ago and prior quarters primarily due to higher acquisition-related charges, a gain on the sale of a product line in the year-ago quarter and restructuring charges in the fourth quarter of 2011.

4Q11 additional financial information

•	Orders were $2.86 billion, down 9 percent from the year-ago quarter and down 7 percent from the prior quarter.
•
Inventory was $1.79 billion at the end of the quarter, up $268 million from a year ago and down $177 million from the prior quarter.  The increase from a year ago was primarily due to the company rebuilding inventory to support higher customer service levels with shorter lead times, as well as inventory associated with the acquisition of National Semiconductor.  The decrease from the prior quarter was primarily due to recognizing the fair value write-up of inventory acquired from National Semiconductor as it was sold, as well as lower production loadings and a charge for Wireless baseband inventory.

•
Capital expenditures were $152 million in the quarter compared with $301 million a year ago and $193 million in the prior quarter.  Capital expenditures in the quarter were primarily for assembly/test and wafer manufacturing equipment.

•	The company used $300 million in the quarter to repurchase 10.4 million shares of its common stock and paid dividends of $193 million.

Year 2011 financial summary

	2011	2010	vs. 2010
Revenue:	$13,735	$13,966	-2%
Operating profit:	$2,992	$4,514	-34%
Net income:	$2,236	$3,228	-31%
Earnings per share:	$1.88	$2.62	-28%
Cash flow from operations:	$3,256	$3,820	-15%

Results include total acquisition-related charges of $426 million in 2011 and a gain on the sale of a product line of $144 million in 2010.  Results also include restructuring charges of $112 million in 2011 compared with $33 million in 2010.

TI’s operating profit declined in 2011 primarily due to lower gross profit and higher total acquisition-related charges, higher operating expenses that resulted primarily from the inclusion of Silicon Valley Analog, and a gain on the sale of a product line in 2010.  Gross profit was negatively impacted primarily by a combination of lower revenue, lower average levels of factory utilization, acquisition-related charges and inventory charges.

Year 2011 segment results

	2011	2010	vs. 2010	Note
Analog: Revenue	$6,375	$5,979	7%	(1)
Operating profit	$1,693	$1,876	-10%
Embedded Processing: Revenue	$2,110	$2,073	2%	(2)
Operating profit	$368	$491	-25%
Wireless: Revenue	$2,518	$2,978	-15%	(3)
Operating profit	$412	$683	-40%
Other: Revenue	$2,732	$2,936	-7%	(4)
Operating profit	$519	$1,464	-65%

(1)
Analog revenue increased primarily due to the inclusion of Silicon Valley Analog revenue, as well as growth in Power Management and High Volume Analog & Logic.  High Performance Analog revenue declined.

(2)
Embedded Processing revenue increased primarily due to higher revenue from products sold into automotive applications, as well as higher revenue from products sold into communications infrastructure applications.  Revenue from catalog products declined.

(3)	Wireless revenue declined due to baseband products and, to a much lesser extent, connectivity products. Revenue from OMAP applications processors increased.

(4)	Other revenue declined due to lower revenue across most areas.

2011 additional financial information

•	Capital expenditures were $816 million in 2011, down from $1.20 billion in 2010.
•	The company used $1.97 billion to repurchase 59.5 million shares of its common stock and paid dividends of $644 million.

Outlook

For the first quarter of 2012, TI expects:

•	Revenue: $3.02 – 3.28 billion
•	Earnings per share: $0.16 – 0.24

Baseband revenue is expected to decline from $279 million in the fourth quarter to about $75 million in the first quarter, and range from $50 million to $100 million in each remaining quarter of 2012.  EPS will be negatively impacted by about 9 cents from $170 million of total acquisition-related charges that will include about $150 million of acquisition charges and, additionally, about $20 million included in cost of revenue.  Restructuring charges will negatively impact EPS by about 1 cent.

TI will update its first-quarter outlook on March 8, 2012.

For the full year of 2012, TI expects approximately the following:

•	R&D expense: $2.0 billion
•	Capital expenditures: $0.7 billion
•	Depreciation: $1.0 billion
•	Annual effective tax rate: 28%

The tax rate estimate is based on current tax law and does not assume reinstatement of the federal R&D tax credit, which expired at the end of 2011.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended			For Years Ended

	Dec. 31, 2011	Dec. 31, 2010	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2010

Revenue	$3,420	$3,525	$3,466	$13,735	$13,966
Cost of revenue	1,872	1,656	1,722	6,963	6,474
Gross profit	1,548	1,869	1,744	6,772	7,492
Research and development (R&D)	475	393	395	1,715	1,570
Selling, general and administrative (SG&A)	443	389	388	1,638	1,519
Restructuring charges	112	1	--	112	33
Acquisition charges/divestiture (gain)	153	(144)	147	315	(144)
Operating profit	365	1,230	814	2,992	4,514
Other income (expense) net	5	18	(19)	5	37
Interest and debt expense	21	--	15	42	--
Income before income taxes	349	1,248	780	2,955	4,551
Provision for income taxes	51	306	179	719	1,323
Net income	$298	$942	$601	$2,236	$3,228

Earnings per common share:
Basic	$.26	$.79	$.52	$1.91	$2.66
Diluted	$.25	$.78	$.51	$1.88	$2.62

Average shares outstanding (millions):
Basic	1,138	1,170	1,144	1,151	1,199
Diluted	1,155	1,189	1,157	1,171	1,213

Cash dividends declared per share of common stock	$.17	$.13	$.13	$.56	$.49

Percentage of revenue:
Gross profit	45.3%	53.0%	50.3%	49.3%	53.6%
R&D	13.9%	11.1%	11.4%	12.5%	11.2%
SG&A	13.0%	11.1%	11.2%	11.9%	10.9%
Operating profit	10.7%	34.9%	23.5%	21.8%	32.3%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which TI pays dividend equivalents, is excluded from the calculation of EPS.  The amount excluded from earnings per common share was $5 million, $14 million and $10 million for the quarters ended December 31, 2011, December 31, 2010, and September 30, 2011, respectively; and $34 million and $44 million for years ended December 31, 2011, and December 31, 2010, respectively.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Dec. 31, 2011	Dec. 31, 2010	Sept. 30, 2011
Assets
Current assets:
Cash and cash equivalents	$992	$1,319	$1,581
Short-term investments	1,943	1,753	1,037
Accounts receivable, net of allowances of ($19), ($18) and ($26)	1,545	1,518	1,784
Raw materials	115	122	148
Work in process	1,004	919	1,185
Finished goods	669	479	632
Inventories	1,788	1,520	1,965
Deferred income taxes	1,174	770	1,042	*
Prepaid expenses and other current assets	386	180	303
Total current assets	7,828	7,060	7,712	*
Property, plant and equipment at cost	7,133	6,907	7,206	*
Less accumulated depreciation	(2,705)	(3,227)	(2,667)
Property, plant and equipment, net	4,428	3,680	4,539	*
Long-term investments	265	453	350
Goodwill	4,432	924	4,432	*
Acquisition-related intangibles, net	2,900	76	3,006	*
Deferred income taxes	321	927	400	*
Capitalized software licenses, net	206	205	199
Overfunded retirement plans	40	31	28
Other assets	57	45	70
Total assets	$20,477	$13,401	$20,736	*

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper borrowings	$999	$--	$1,200
Current portion of long-term debt	382	--	386
Accounts payable	625	621	627
Accrued compensation	597	629	532
Income taxes payable	101	109	55	*
Accrued expenses and other liabilities	795	622	863
Total current liabilities	3,499	1,981	3,663
Long-term debt	4,211	--	4,215
Underfunded retirement plans	701	519	611	*
Deferred income taxes	587	86	684	*
Deferred credits and other liabilities	527	378	537	*
Total liabilities	9,525	2,964	9,710	*

Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: Dec. 31, 2011 – 1,740,630,391; Dec. 31, 2010 – 1,740,166,101; Sept. 30, 2011 – 1,740,552,451	1,741	1,740	1,741
Paid-in capital	1,194	1,114	1,172
Retained earnings	26,278	24,695	26,175
Less treasury common stock at cost: Shares: Dec. 31, 2011 – 601,131,631; Dec. 31, 2010 – 572,722,397; Sept. 30, 2011 – 597,902,577	(17,485)	(16,411)	(17,372)
Accumulated other comprehensive income (loss), net of taxes	(776)	(701)	(690)
Total stockholders’ equity	10,952	10,437	11,026
Total liabilities and stockholders’ equity	$20,477	$13,401	$20,736 *

* These balances have been retrospectively adjusted to reflect changes in estimates of fair value related to the acquisition of National Semiconductor.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31, 2011	Dec. 31, 2010	Sept. 30, 2011	Dec. 31, 2011	Dec. 31, 2010
Cash flows from operating activities:
Net income	$298	$942	$601	$2,236	$3,228
Adjustments to net income:
Depreciation	247	226	213	904	865
Stock-based compensation	66	47	92	269	190
Amortization of acquisition-related intangibles	86	10	12	111	48
Gains on sales of assets	--	(144)	(5)	(5)	(144)
Deferred income taxes	(110)	(143)	6	(119)	(188)
Increase (decrease) from changes in:
Accounts receivable	236	237	22	112	(231)
Inventories	203	(91)	22	(17)	(304)
Prepaid expenses and other current assets	(18)	22	1	(29)	(8)
Accounts payable and accrued expenses	(68)	(40)	95	2	57
Accrued compensation	65	64	59	(77)	246
Income taxes payable	4	78	14	(85)	(19)
Other	(39)	22	8	(46)	80
Net cash provided by operating activities	970	1,230	1,140	3,256	3,820

Cash flows from investing activities:
Additions to property, plant and equipment	(152)	(301)	(193)	(816)	(1,199)
Proceeds from asset sales and insurance recovery	--	148	14	16	148
Purchases of short-term investments	(1,190)	(699)	(775)	(3,653)	(2,510)
Sales, redemptions and maturities of short-term investments	301	390	1,638	3,555	2,564
Purchases of long-term investments	(2)	(2)	(1)	(6)	(8)
Redemptions and sales of long-term investments	82	56	11	157	147
Business acquisitions:
Property, plant and equipment	--	(158)	(865)	(865)	(200)
Inventories	--	(5)	(225)	(225)	(14)
Other	(35)	23	(4,300)	(4,335)	15
Business acquisitions, net of cash acquired	(35)	(140)	(5,390)	(5,425)	(199)
Net cash used in investing activities	(996)	(548)	(4,696)	(6,172)	(1,057)

Cash flows from financing activities:
Proceeds from issuance of debt	--	--	1,200	4,697	--
Issuance costs for long-term debt	--	--	--	(12)	--
Repayment of debt	(200)	--	--	(200)	--
Dividends paid	(193)	(153)	(148)	(644)	(592)
Sales and other common stock transactions	127	287	33	690	407
Excess tax benefit from share-based payments	3	10	1	31	13
Stock repurchases	(300)	(600)	(450)	(1,973)	(2,454)
Net cash (used in) provided by financing activities	(563)	(456)	636	2,589	(2,626)
Net (decrease) increase in cash and cash equivalents	(589)	226	(2,920)	(327)	137
Cash and cash equivalents, beginning of period	1,581	1,093	4,501	1,319	1,182
Cash and cash equivalents, end of period	$992	$1,319	$$1,581	$992	$1,319

Certain amounts in prior periods’ financial statements have been reclassified to conform to the current presentation.

#   #   #

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and consumer electronics;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI’s obligation to make principal and interest payments on its debt; and
•	TI’s ability to successfully integrate National Semiconductor’s operations, product lines and technologies, and to realize opportunities for growth and cost savings from the acquisition.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s most recent Form 10-K, Item 1A of TI’s Form 10-Q for the quarter ended June 30, 2011, and Item 1A of TI’s Form 10-Q for the quarter ended September 30, 2011.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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